Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

Federated Municipal Securities Income Trust:

We consent to the use of our report, dated October 24, 2016, with respect to the financial statements of Federated New York Municipal Income Fund, a portfolio of the Federated Municipal Securities Income Trust, as of August 31, 2016 and for each of the years presented therein incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the prospectus / proxy statement filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

August 24, 2017